EXHIBIT 4.10

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR EXEMPTION FROM REGISTRATION UNDER THE FOREGOING LAWS. ACCORDINGLY, THIS NOTE MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT (I) AN OPINION OF COUNSEL SATISFACTORY TO VIPER MOTORCYCLE COMPANY THAT SUCH SALE, TRANSFER OR OTHER DISPOSITION MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS OR (II) SUCH REGISTRATION.


                                 PROMISSORY NOTE


$300,000.00                                               June 2, 2004
                                                          Minneapolis, Minnesota

         FOR VALUE RECEIVED, the undersigned, VIPER MOTORCYCLE COMPANY, a Minnesota corporation (the "Maker"), hereby promises to pay to the order of [RFJM Partners, LLC/David Palmlund, III] (the "Holder") at any place designated in writing by the Holder, in lawful money of the United States of America and in immediately available funds, the principal sum of Three Hundred Thousand Dollars ($300,000.00) (the "Principal Amount"), together with simple interest in like funds on the unpaid balance thereof, computed on the basis of actual days elapsed and a year of 360 days, from the date hereof until this Note is paid in full, at a rate per annum of ten percent (10%). The Principal Amount, together with all accrued and unpaid interest, shall be due and payable in full by the Holder on or before the earlier of: (1) an Acceleration Date (defined below), or
(2) [May 26, 2005/May 27, 2005] (the "Maturity Date"). Interest on the unpaid principal balance of this Note shall not be due until the Maturity Date.

         The following events constitute an "Acceleration Date" under this Note:
(1) the closing of a financing in which the Maker receives a gross amount of no less than $2,000,000 (including an initial public offering (an "IPO")) through issuance of Maker's common stock or of securities convertible, exchangeable for or exercisable for common stock, whether in the form of equity, debt or a combination thereof (a "Financing"), (2) an Event of Default (defined below) under this Note, or (3) closing of a Corporate Transaction (defined below). A "Corporate Transaction" means (A) a sale of all or substantially all of the Maker's assets, or (B) excluding an IPO, a transaction (or series of transactions, including a merger, consolidation or other reorganization of the Maker, or issuance of additional shares of capital stock of the Maker other than in connection with capital raising transactions) which results in the holders of the Maker's capital stock prior to the transaction owning less than 50% of the voting power, on a combined, fully diluted, as-converted basis for all outstanding classes thereof, of the Maker's voting capital stock after the transaction.

         The Maker agrees to provide Holder with written notice of any sale of debt, equity or hybrid securities (the "Exchange Offering"), occurring prior to commencement of an IPO, in which the Maker will receive gross proceeds in an amount equal to or greater than $2,000,000 in additional capital. Holder shall have the right, exercisable upon written notice delivered to the Maker, no later than 10 days following Holder's receipt of the notice from the Maker describing the Exchange Offering, to convert the Note into that whole number of securities of the type issued in the Exchange Offering that is determined by dividing the then outstanding principal amount of the Note plus any accrued and unpaid interest by the issuance price of the securities issued in the Exchange Offering. The Holder will take the securities in the Exchange Offering subject to the terms and restrictions under which such securities are offered under the Exchange Offering. Following delivery of the securities to the Holder under the Exchange Offering, the Note shall terminate and shall be deemed fully paid and satisfied.

         Upon the occurrence of any Corporate Transaction, the Maker shall repay this Note within five (5) business days of the closing of such Corporate Transaction in an amount equal to 150% of the principal amount outstanding such Note, together with all unpaid accrued interest.

         In the event of an Event of Default of this Note, the Note will automatically convert into that number of shares of the Maker's common stock that is determined by multiplying 9.9% of the Maker's common stock actually issued and outstanding at the time of the Event of Default by a fraction, the numerator of which is the remaining principal amount of the Holder's Note and the denominator of which is $600,000.

         The outstanding Principal Amount hereof, together with accrued and unpaid interest hereon, may be prepaid, without premium or penalty, in whole or in part at any time and from time to time. All payments under this Note shall be applied initially against accrued interest and thereafter in reduction of principal. Any prepayments shall not extend or postpone the Maturity Date, unless the Holder shall otherwise agree in writing.

         If any one or more of the following events ("Events of Default") shall occur, then, in any such event, the Holder hereof may, at the Holder's option, declare this Note to be immediately due and payable, together with all unpaid interest accrued hereon:

         (a) The Maker shall default in the due and punctual payment of any amount on this Note when the same shall become due and payable and such default shall not have been cured by the Maker within 30 days; or

         (b) The Maker applies for or consents to the appointment of a receiver, trustee or liquidator of any of his properties or assets, makes a general assignment for the benefit of creditors, is adjudicated a bankrupt or insolvent and not removed within 120 days, or files a voluntary petition in bankruptcy or an answer admitting the material allegations of a petition filed against him in any proceeding under any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute.

         THIS NOTE SHALL BE CONSTRUED AND GOVERNED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES OF ANY JURISDICTION. THIS NOTE MAY ONLY BE ENFORCED IN THE FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN HENNEPIN COUNTY, MINNESOTA.


                                             VIPER MOTORCYCLE COMPANY

                                             By:  Garry N. Lowenthal
                                                --------------------------------
                                             Its: Chief Financial Officer